STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 08/25/1995
950194355 - 2089141

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
THE INFERGENE COMPANY

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, The InFerGene Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Board of Directors of the Corporation, at a special meeting held pursuant to the General Corporation Law of the State of Delaware, adopted resolutions setting forth and declaring advisable the following proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate"):

Section 1 to the Certificate is hereby amended in its entirety as follows:

"1. The name of the corporation is Zaxis International Inc."

SECOND: That thereafter, pursuant to resolution of the Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted approving the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be executed by Conaly Wm. Bedell, its President, as of this 25th day of August, 1995.

THE INFERGENE COMPANY

By: Conaly Wm. Bedell
Conaly Wm. Bedell
President

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